Strategy guide No. 1 to prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement No. 55-I dated November 22, 2006	STRATEGY GUIDE NO. 1 TO PRODUCT SUPPLEMENT NO. 55-I REGISTRATION STATEMENT NO. 333-130051 DATED NOVEMBER 28, 2006; RULE 433

Structured Investments	Commodity-IGAR Strategy Guide

  Key Features
  Product Description
  Methodology
  Historic Hypothetical Performance
  Constituents
  Why Has Commodity-IGAR Demonstrated Strong Historical Performance?
  Correlation with Market Benchmarks
  Investment Universe Correlation Matrix
  Composition of the Commodity-IGAR
  Frequently Asked Questions
  Risk Factors and Additional Terms

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest in any offering of securities by JPMorgan Chase & Co., you should read the prospectus in that registration statement, each prospectus supplement, as well as the particular product supplement, term sheet and any other documents that JPMorgan Chase & Co. has filed with the SEC relating to such offering for more complete information about JPMorgan Chase & Co. and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the particular offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

November 28, 2006

2	COMMODITY-IGAR STRATEGY GUIDE

Key Features
  Provides exposure to the global commodities markets
  Includes a broad universe of potential commodity constituents (currently 24)
  Algorithms designed to replicate a synthetic investment, rebalanced monthly, in the best-performing commodities over the last 12 months displaying consistent positive momentum (up to 12 sub-indices of the GSCI®)
  Formulated to capitalize on historic cyclicality in many commodities markets
  Based on hypothetical historical analysis, this strategy has achieved strong historical performance
  Based on a momentum-driven JPMorgan Commodity Strategy

Product Description

        The Commodity Investable Global Asset Rotator excess return (“Commodity-IGAR”) is a JPMorgan commodity strategy that compiles and rebalances a synthetic portfolio of commodity indices in a dynamic basket. The core feature of the Commodity-IGAR is the monthly rotation of assets governed by a JPMorgan algorithmic allocation strategy, generally known as momentum investing.

        The rebalancing methodology seeks to capitalize on positive relative commodity market price trends based upon the underlying assumption that if certain commodities performed well in the past, they will continue to perform well in the future.

Methodology

        The Commodity-IGAR is based on a JPMorgan commodity strategy and selects constituents from a universe of sub-indices (as listed under the “Constituents” section). The allocation among the constituents is rebalanced monthly. The strategy synthetically invests in up to 12 sub-indices based upon:

  Absolute historic performance
  Consistent historic momentum

        If the 12-month performance of a sub-index is positive, then the Commodity-IGAR tests the 12-month historical momentum via a monthly “consistency test”. This test analyzes monthly performance, attributing greater weight to performance in recent months relative to earlier months. Sub-indices with consistent positive momentum pass, while sub-indices with negative 12-month performance or inconsistent momentum, as determined by the algorithm, fail and are excluded.

        Monthly synthetic exposure is awarded to up to 12 sub-indices displaying the strongest positive performance that pass the consistency test. All sub-indices within the synthetic basket are weighted 1/12 of the synthetic portfolio. The excluded remaining sub-indices are given a zero weighting, and if fewer than 12 sub-indices are included, a corresponding proportion of the synthetic basket is deemed uninvested. The synthetic basket is therefore composed of the strongest sub-indices based upon relative scoring under the historic performance and consistency tests.

        The Commodity-IGAR level is published on each trading day by Bloomberg under ticker CMDTYER.

No assurance can be given that the investment strategy used to construct the Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket or other investments. Past performance of the Commodity-IGAR or certain commodities is not a guide to future performance and neither JPMorgan nor any of its affiliates make any representation or warranty as to the results that maybe obtained through the use of the Commodity-IGAR strategy.

COMMODITY-IGAR STRATEGY GUIDE	3

Historic Hypothetical Performance

	Commodity-IGAR ER (hypothetical)	Equally-weighted	DJAIG®	GSCI®

IRR	9.26%	2.78%	3.02%	1.64%

Volatility[1]	11.67%	9.84%	12.69%	19.35%

Sharpe ratio[2]	0.80	0.28	0.24	0.08

Correlation[3] with GSCI	0.68	0.81	0.89	1.00

Beta[4] with GSCI	0.41	0.41	0.59	1.00

Note on Sources:

Commodity-IGAR historical performance data prior to September 2006 is hypothetical because commodity-IGAR was instituted in September 2006. Historical performance data for Commodity-IGAR was computed by Commodity-IGAR calculation agent based on back testing using Commodity-IGAR algorithms and values of the component sub-indices. The data for the performance of Commodity-IGAR on this hypothetical chart was calculated on materially the same basis on which the performance of Commodity-IGAR is now calculated, but the number of GSCI® sub-indices, and thus the universe of constituent sub-indices, has changed over time. Hypothetical performance data for Commodity-IGAR is net of index calculation costs of 0.96% per annum.

Any historical upward or downward trend in the level of Commodity-IGAR during this period is not an indication that Commodity-IGAR is more or less likely to increase or decrease during particular market cycles or over particular time periods, as past performance of Commodity-IGAR is not a guide to future performance.

“Equally-weighted” refers to the equally-weighted portfolio of all the GSCI® excess return sub-indices eligible for inclusion as a potential sub-index constituent in the Commodity-IGAR synthetic portfolio. Data concerning performance of the sub-indices is derived from Bloomberg Financial Markets (“Bloomberg”). We take no responsibility as to the accuracy or completeness of in formation derived from Bloomberg. “GSCI®” refers to Goldman Sachs Excess Return Commodity Index®.

1.	Volatility measures fluctuation in the market value of an asset. Mathematically, volatility is the annualized standard deviation of returns.
2.	Sharpe Ratio is a risk-adjusted measure used to determine performance per unit to frisk. The higher the Sharpe ratio, the better the risk-adjusted performance.
3.	Correlation is a statistical measure of to what degree price movements in two asset classes are related. The range of possible correlations is between -1 and +1. A result of -1 means a perfect negative (inverse) correlation, +1 means a perfect positive correlation, and 0 means no correlation at all. A positive correlation between two assets means that their market prices tend to move in up and down in tandem.
4.	Beta measures an asset’s sensitivity to changes in the benchmark. In this case the applicable benchmark is the GSCI. A beta of 1 indicates that an asset will move with the benchmark, a beta of greater than 1 indicates that the asset is more volatile than the benchmark, and less than 1 is less volatile than the benchmark.

No assurance can be given that the investment strategy used to construct the Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket or other investments. Past performance of the Commodity-IGAR or certain commodities is not a guide to future performance and neither JPMorgan nor any of its affiliates make any representation or warranty as to the results that maybe obtained through the use of the Commodity-IGAR strategy.

4	COMMODITY-IGAR STRATEGY GUIDE

Constituents

Asset	Bloomberg© ticker	Asset	Bloomberg© ticker

Energy		Agriculture

Brent Crude Oil	GSCCBRER	Soybean	GSCCSOER

WTI Crude Oil	GSCCCLER	Wheat	GSCCWHER

Gas Oil	GSCCGOER	Coffee	GSCCKCER

Unleaded Gasoline	GSCCHUER	Sugar	GSCCSBER

Heating Oil	GSCCHOER	Red Wheat	GSCCKWER

Natural Gas	GSCCNGER	Cotton	GSCCCTER

		Cocoa	GSCCCCER

		Corn	GSCCCNER

Industrial metals

Zinc	GSCCIZER	Livestock

Nickel	GSCCIKER	Lean Hogs	GSCCLHER

Lead	GSCCILER	Live Cattle	GSCCLCER

Copper	GSCCICER	Feeder Cattle	GSCCFCER

Aluminum	GSCCIAER

Precious metals

Silver	GSCCSIER

Gold	GSCCGCER

Why Has Commodity-IGAR Demonstrated Strong Historical Performance?

        Commodities prices are volatile and many commodities markets are cyclical. Commodity-IGAR is designed to track a synthetic investment in a rotating basket of sub-indices with positive absolute year-over-year performance and relatively consistent positive momentum. Although past performance cannot assure future results, this strategy is designed to achieve exposure to recent relative out performers in order to capture potential momentum-related future appreciation. The strategy does not synthetically invest in sub-indices with year-over-year negative absolute performance or inconsistent positive momentum.

        Commodity-IGAR’s momentum-based asset rotation algorithms have attained stronger historical returns than the GSCI® (see “Historic Hypothetical Performance” on the previous page). This is because only sub-indices displaying consistent positive momentum and positive performance are available for inclusion in the synthetic basket. Based on hypothetical historical analysis the JPMorgan commodity strategy yields higher returns and lower volatility than this bench mark commodity index.

No assurance can be given that the investment strategy used to construct the Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket or other investments. Past performance of the Commodity-IGAR or certain commodities is not a guide to future performance and neither JPMorgan nor any of its affiliates make any representation or warranty as to the results that maybe obtained through the use of the Commodity-IGAR strategy.

COMMODITY-IGAR STRATEGY GUIDE	5

Correlation with Market Benchmarks

        Hypothetical historical analysis shows that Commodity-IGAR has limited correlation to the major asset classes, other than commodities.

Equity global is represented by the MSCI World®
Equity US is represented by Standard & Poor’s 500 Total Return Index®
Corporate bonds are represented by the Lehman Aggregate®
Government bonds are represented by JPMorgan Hedged USD GBI Global Index®
The T-bill component of the Total Return GSCI Index® has been subtracted from the four above benchmark indices for the purpose of correlation calculations
Commodities are represented by Goldman Sachs Excess Return Commodity Index®
Source: JPMorgan. Information is calculated for the period April1993 to September 2006
Returns for Commodity-IGAR are net of index calculation costs of 0.96% per annum

Investment Universe Correlation Matrix

Source: JPMorgan. Information is calculated for the period January 1991 to June 2006. Performance calculations from and including the first available publication date for each sub-index. Correlation calculations from and including the first available publication date for the most recent sub-index in the pair.

No assurance can be given that the investment strategy used to construct the Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket or other investments. Past performance of the Commodity-IGAR or certain commodities is not a guide to future performance and neither JPMorgan nor any of its affiliates make any representation or warranty as to the results that maybe obtained through the use of the Commodity-IGAR strategy.

6	COMMODITY-IGAR STRATEGY GUIDE

Composition of the Commodity-IGAR

Commodity-IGAR Monthly Constituents (January 2006–November 2006)

	1	2	3	4	5	6	7	8	9	10	11	12

January	Feeder Cattle GSCCFCER	Lead GSCCILER	Brent Crude GSCCBRER	Gold GSCCGCER	Sugar GSCCSBER	Copper GSCCICER	Aluminium GSCCIAER	Heating Oil GSCCHOER	WTI Crude Oil GSCCCLER	Silver GSCCSIER	Live Cattle GSCCLCER	Zinc GSCCIZER

February	Red Wheat GSCCKWER	Lead GSCCILER	Brent crude GSCCBRER	Gold GSCCGCER	Sugar GSCCSBER	Copper GSCCICER	Aluminium GSCCIAER	Gasoline GSCCHUER	WTI Crude Oil GSCCCLER	Heating Oil GSCCHOER	Silver GSCCSIER	Zinc GSCCIZER

March	Red Wheat GSCCKWER	Lead GSCCILER	Gold GSCCGCER	Sugar GSCCSBER	Copper GSCCICER	Aluminium GSCCIAER	Silver GSCCSIER	Zinc GSCCIZER	—	—-	—	—

April	Red Wheat GSCCKWER	Lead GSCCILER	Brent Crude GSCCBRER	Gold GSCCGCER	Sugar GSCCSBER	Copper GSCCICER	Aluminium GSCCIAER	Silver GSCCSIER	Zinc GSCCIZER	—	—	—

May	Red Wheat GSCCKWER	Lead GSCCILER	Brent Crude GSCCBRER	Gold GSCCGCER	Sugar GSCCSBER	Copper GSCCICER	Aluminium GSCCIAER	Gasoline GSCCHUER	WTI Crude Oil GSCCCLER	Silver GSCCSIER	Zinc GSCCIZER	Nickel GSCCIKER

June	Red Wheat GSCCKWER	Lead GSCCILER	Brent Crude GSCCBRER	Gold GSCCGCER	Sugar GSCCSBER	Copper GSCCICER	Aluminium GSCCIAER	Gasoline GSCCHUER	WTI Crude Oil GSCCCLER	Silver GSCCSIER	Zinc GSCCIZER	Nickel GSCCIKER

July	Red Wheat GSCCKWER	Gas Oil GSCCGOER	Brent Crude GSCCBRER	Gold GSCCGCER	Sugar GSCCSBER	Copper GSCCICER	Aluminium GSCCIAER	Gasoline GSCCHUER	WTI Crude Oil GSCCCLER	Silver GSCCSIER	Zinc GSCCIZER	Nickel GSCCIKER

August	Red Wheat GSCCKWER	Lead GSCCILER	Brent Crude GSCCBRER	Gold GSCCGCER	Sugar GSCCSBER	Copper GSCCICER	Gasoline GSCCHUER	Silver GSCCSIER	WTI Crude Oil GSCCCLER	Zinc GSCCIZER	Nickel GSCCIKER	—

September	Feeder Cattle GSCCFCER	Red Wheat GSCCKWER	Lead GSCCILER	Gold GSCCGCER	Wheat GSCCWHER	Copper GSCCICER	Silver GSCCSIER	Live Cattle GSCCLCER	Zinc GSCCIZER	Nickel GSCCIKER	—	—-

October	Red Wheat GSCCKWER	Lead GSCCILER	Wheat GSCCWHER	Copper GSCCICER	Silver GSCCSIER	Zinc GSCCIZER	Nickel GSCCIKER	—	—	—	—	—

November	Red Wheat GSCCKWER	Lead GSCCILER	Gold GSCCGCER	Wheat GSCCWHER	Aluminium GSCCIAER	Corn GSCCCNER	Silver GSCCSIER	Zinc GSCCIZER	Nickel GSCCIKER	—	—-	—-

Frequently Asked Questions

Why obtain commodity exposure through Commodity-IGAR?

        Commodity-IGAR introduces selectivity into a commodity portfolio, as it is designed to synthetically allocate only into individual commodities that have shown consistent momentum and positive performance. As an additional feature, Commodity-IGAR is designed to allow investors to have a tactical long exposure to commodities if the overall commodity market has shown positive performance in the recent past, but a potentially reduced exposure in a persistently bear market.

Can Commodity-IGAR invest in more than 12 constituents? What happens if fewer than 12 constituents pass the consistency test and post a positive performance over the last 12 months?

        Commodity IGAR for any given month will be a synthetic portfolio of up to twelve sub-indices meeting the performance and consistency tests, each weighted as one-twelfth of the synthetic portfolio. If more than twelve sub-indices meet the tests, then the Commodity IGAR will include the twelve components displaying the strongest positive performance.

        In the event that fewer than twelve of the constituent sub-indices meet the performance and consistency tests, the synthetic portfolio will consist of the sub-indices, if any, that pass the tests, each weighted one-twelfth, with the remainder of the portfolio deemed uninvested. As a result, during monthly periods in which few or none of the sub-indices meet the performance and consistency tests, the Commodity-IGAR synthetic portfolio will be largely or entirely (if no sub-indices meet the tests) uninvested. “The performance of the Commodity IGAR for any monthly period will be the performance of the synthetic portfolio over that monthly period, less a deemed calculation agent at a rate of 0.96% per year deducted daily and calculated on a 30/360 accrual basis.

What happens if the one of the GSCI® sub-indices materially changes?

        The COMIGAR Calculation Agent (J.P. Morgan Securities Ltd.) may determine a successor index or modify the Commodity-IGAR rules to make such change as it deems appropriate.

No assurance can be given that the investment strategy used to construct the Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket or other investments. Past performance of the Commodity-IGAR or certain commodities is not a guide to future performance and neither JPMorgan nor any of its affiliates make any representation or warranty as to the results that maybe obtained through the use of the Commodity-IGAR strategy.

COMMODITY-IGAR STRATEGY GUIDE	7

Risk Factors

        An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the GSCI® constituent sub-indices, in any of the commodities whose futures contracts determine the levels of the GSCI® constituent sub-indices, or in any contracts relating to such commodities for which there is an active secondary market. These risks are explained in more detail in the “Risk Factors” section of the product supplement no. 55-I dated November 22, 2006.

Commodity prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in Commodity-IGAR.

        Market prices of the commodity options futures contracts underlying the constituent sub-indices that compose Commodity-IGAR tend to be highly volatile and may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may affect the level of the constituent sub-indices and the level of Commodity-IGAR in varying ways, and different factors may cause the value of different commodities included in Commodity-IGAR, and the commodity futures contracts of their prices, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Commodity-IGAR.

        Commodity-IGAR provides one avenue for exposure to commodities. The high volatility and cyclical nature of commodity markets may render these investments in appropriate as the focus of an investment portfolio. However, commodities investments may fluctuate independently of stock and bond investments, rendering moderate exposure a method of obtaining overall portfolio diversification.

An investment in the notes carries the risks associated with Commodity-IGAR momentum investment strategy.

        Commodity-IGAR employs a mathematical model intended to implement what is generally known as a momentum investment strategy, which seeks to capitalize on consistent positive market price trends based on the supposition that consistent positive market price trends may continue. This strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components. Commodity-IGAR strategy may fail to realize gains that could occur as a result of holding a commodity that has experienced price declines, but after which experiences a sudden prices pike. Further, the rules of Commodity-IGAR limit exposure to rapidly appreciating sub-indices. This is because Commodity-IGAR rebalances its exposure to sub-indices each month so that the exposure to anyone sub-index does not exceed one-twelfth of the total synthetic portfolio as of the time of a monthly rebalancing. By contrast, a synthetic portfolio that does not rebalance monthly in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating sub-index.

        No assurance can be given that the investment strategy used to construct Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket that might be constructed from the constituent sub-indices. Furthermore, because the rules of Commodity-IGAR limit the synthetic portfolio to holding only to sub-indices that have shown consistent positive price appreciation, the synthetic portfolio may experience periods where it holds few or no sub-indices, and therefore is unlikely during such periods to achieve returns that exceed the returns realized by other investment strategies or be able to capture gains from other appreciating as sets in the market that are not included in the universe of constituent sub-indices.

No assurance can be given that the investment strategy used to construct the Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket or other investments. Past performance of the Commodity-IGAR or certain commodities is not a guide to future performance and neither JPMorgan nor any of its affiliates make any representation or warranty as to the results that maybe obtained through the use of the Commodity-IGAR strategy.

8	COMMODITY-IGAR STRATEGY GUIDE

Risk Factors (continued)

Commodity-IGAR may perform poorly during periods characterized by short-term volatility.

        Commodity-IGAR’s strategy is based on momentum investing. Momentum investing strategies are effective at identifying the current market direction in trending markets. However, in non-trending, side ways markets, momentum investment strategies are subject to ‘whipsaws.’ A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, Commodity-IGAR may perform poorly in non-trending, “choppy” markets characterized by short-term volatility.

Higher future prices of the commodity futures contracts constituting the constituent sub-indices relative to their current prices may affect the level of the Commodity-IGAR.

        The constituent sub-indices are composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the constituent sub-indices approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, there by creating a “roll yield.” While many of the contracts included in the constituent sub-indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the constituent sub-indices and thus the level of Commodity-IGAR.

Some of the potential constituent sub-indices will be subject to pronounced risks of pricing volatility.

        As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month. Therefore, these contracts are rolled forward every month. Contracts based on certain other commodities, most not ably agricultural and livestock products, tend to have only a few contract months each year that trade with substantial liquidity. Thus, these commodities, with related futures contracts that expire infrequently, roll forward less frequently than every month, and can have further pronounced pricing volatility during extended periods of low liquidity. In respect of sub-indices that represent energy, it should be noted that due to the significant level of its continuous consumption, limited reserves, and oil cartel controls, energy commodities are subject to rapid price increases in the event of perceived or actual shortages.

Commodity-IGAR is not a fully diversified portfolio.

        Diversification is generally considered to reduce the amount of risk associated with generating returns. However, there can be no assurance that Commodity-IGAR will be sufficiently diversified at anytime to reduce or minimize such risks to any extent.

No assurance can be given that the investment strategy used to construct the Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket or other investments. Past performance of the Commodity-IGAR or certain commodities is not a guide to future performance and neither JPMorgan nor any of its affiliates make any representation or warranty as to the results that maybe obtained through the use of the Commodity-IGAR strategy.

COMMODITY-IGAR STRATEGY GUIDE	9

Risk Factors (continued)

The Commodity-IGAR synthetic portfolio will not replicate the components or weightings of the GSCI® Commodity Index.

        The synthetic portfolio referenced from time to time by Commodity-IGAR will consist of between zero and twelve equally-weighted components. By contrast, the GSCI® Commodity Index seeks to allocate weights based on the relative importance of component commodities within the overall economy. In addition, a portion or even all of Commodity-IGAR synthetic portfolio could be deemed uninvested in any given month. For example, three-twelfths of the current Commodity-IGAR synthetic portfolio is deemed uninvested. As a result, Commodity-IGAR will not track an econometric-weighted commodity portfolio or assume constant exposure to commodity positions.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will affect the value of notes linked to Commodity-IGAR. We expect that, generally, the level of the constituent sub-indices and interest rates on any day will affect the value of such notes more than any other single factor. However, you should not expect the value of such notes in the secondary market to vary in proportion to changes in the level of the constituent sub-indices. The value of such notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the volatility in the constituent sub-indices;
  the time to maturity of such notes;
  the market price of the physical commodities upon which the futures contracts that compose the constituent sub-indices are based;
  interest and yield rates in the market generally;
  economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events that affect the commodities underlying the constituent sub-indices or markets generally and which may affect the value of the commodity futures contracts, and thus the closing levels of the constituent sub-indices; and

  our creditworthiness.

Additional Terms Relevant to the Notes

        You should read this material together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006, relating to our Series E medium-term notes, which include the notes, and the more detailed information for this issuance contained in product supplement no. 55-I dated November 22, 2006. In addition, you should read the term sheet and pricing supplement for the notes, which contain specific information regarding the issuance, when those documents become available.

        This document, the prospectus, prospectus supplement and product supplement contain certain terms for the notes and supersede all prior or contemporaneous oral statements and written material concerning the notes. For each specific issuance of notes, we will also issue a term sheet and pricing supplement, which will contain terms for the notes and will also supersede all prior or contemporaneous oral statements and other written material concerning the notes. In the event of any inconsistency between the materials presented here and any such product supplement, term sheet and/or pricing supplement, such product supplement, term sheet and/or pricing supplement will govern.

        You should carefully consider, among other things, the matters set forth in “Risk Factors” in product supplement no. 55-I, dated November 22, 2006, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

No assurance can be given that the investment strategy used to construct the Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket or other investments. Past performance of the Commodity-IGAR or certain commodities is not a guide to future performance and neither JPMorgan nor any of its affiliates make any representation or warranty as to the results that maybe obtained through the use of the Commodity-IGAR strategy.

10	COMMODITY-IGAR STRATEGY GUIDE

Additional Terms Relevant to the Notes

You may access some of the above-mentioned documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site where our Central Index Key is 19617):

Product supplement no. 55-I dated November 22, 2006
http://www.sec.gov/Archives/edgar/data/19617/000089109206003597/e25608_424b2.pdf

Prospectus supplement dated October 12, 2006
http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

Prospectus dated December 1, 2005
http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any appendix) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

No assurance can be given that the investment strategy used to construct the Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket or other investments. Past performance of the Commodity-IGAR or certain commodities is not a guide to future performance and neither JPMorgan nor any of its affiliates make any representation or warranty as to the results that maybe obtained through the use of the Commodity-IGAR strategy.

COMMODITY-IGAR STRATEGY GUIDE	11

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No assurance can be given that the investment strategy used to construct the Commodity-IGAR will be successful or that Commodity-IGAR will outperform any alternative basket or other investments. Past performance of the Commodity-IGAR or certain commodities is not a guide to future performance and neither JPMorgan nor any of its affiliates make any representation or warranty as to the results that maybe obtained through the use of the Commodity-IGAR strategy.

Strategy guide No. 1 to prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement No. 55-I dated November 22, 2006

Structured Investments

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest in any offering of securities by JPMorgan Chase & Co., you should read the prospectus in that registration statement, each prospectus supplement, as well as the particular product supplement, term sheet and any other documents that JPMorgan Chase & Co. has filed with the SEC relating to such offering for more complete information about JPMorgan Chase & Co. and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the particular offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.